United States
Securities and Exchange Commission

Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

August 15, 2007	000-31267
Date of Report (Date of earliest event reported)	Commission File Number

IWT TESORO CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	91-2048019
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

191 Post Road West, Suite 10, Westport, CT 06880

(Address of Principal Executive Offices) (Zip Code)

(203) 271-2770

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing requirements of the registration under any of the following provisions (see General Instruction A.2 below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

On August 15, 2007, the Company entered into a Term Sheet with KMA Capital Partners, Inc., its affiliates and investors, whereby KMA will use its best efforts to purchase up to $10.0 million of Series A Convertible Cumulative Preferred Stock at $5.0 per share. The coupon rate for the Series A (a) 4% for year 1, (b) 6% for year 2, (c) 8% for year three, and (c) 10% for years 4 and thereafter. The Series A is convertible into Tesoro Common Stock at $.625 per share (or eight shares of Common Stock for each Series A). However, if certain Performance Criteria are not met, each share of Series A is convertible into 20 shares of common stock. Following Tesoro receiving a substantial portion of the funding, the Performance Criteria includes (i) satisfying certain subordinate debt on mutually agreeable terms, (ii) sustaining sales at not less than $40 million following receiving a portion of the funding, (iii) maintaining a senior credit facility, and (iv) keeping a positive net worth. The Company makes no assurances that it will receive any funding, based on the Term Sheet.

Item 9.01 Exhibits

10.52       Form of Term Sheet between IWT Tesoro Corporation and KMA Capital Partners, Inc. dated August 15, 2007 (Exhibits omitted).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 14, 2007	IWT TESORO CORPORATION

/s/ Henry J. Boucher, Jr., President
By: Henry J. Boucher, Jr., President